Repros Announces Appointment of Chief Medical Officer

The Woodlands, TX, December 18, 2006 -- Repros Therapeutics Inc. (Nasdaq:RPRX, PCX:RPRX) today announced it has hired Dr. Andre van As, M.D., Ph.D. to serve as the Company's Chief Medical Officer and Sr. VP of Clinical and Regulatory Affairs. Dr. van As has over 40 years of medical experience, the last 16 being in the pharmaceutical industry and most recently having served in senior clinical and regulatory positions at Novartis and Quintiles. While at Novartis he was the Global Respiratory Section Head and served as Executive Director for the Xolair team that gained U.S. approval for the first monoclonal antibody for the management of severe asthma. Dr. van As has authored numerous peer reviewed scientific articles.

Joseph Podolski, President and CEO of Repros stated, "The addition of Andre to our team provides Repros with strong internal clinical and regulatory leadership. His background in pharmaceutical clinical drug development as well as his experience as principal investigator will be invaluable to us as we continue to advance Proellex and Androxal through clinical development"

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex™ is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including such risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and in Repros' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.